October 17, 2012

ShengdaTech Liquidating Trust

c/o Nancy Peterman

Greenberg Traurig, LLP

77 West Wacker Drive, Ste. 3100

Chicago, IL 60601

Dear ShengdaTech Liquidating Trustee:

This letter confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal North America, LLC (“A& M”) and Michael Kang, in his capacity as liquidating trustee (the “Liquidating Trustee”) of the ShengdaTech Liquidating Trust (the “Liquidating Trust”), including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below, this letter will constitute an agreement between the Liquidating Trust and A&M. Any capitalized terms used herein and not otherwise defined shall have those meanings set forth in the Liquidating Trust Agreement dated as of October 17, 2012 by and between ShengdaTech, Inc. and Michael Kang, as Liquidating Trustee for the Liquidating Trust (the “Liquidating Trust Agreement”).

1.	Description of Services

a.	Services. A&M shall provide consulting and financial advisory services, as requested, to assist the Liquidating Trustee in performing the duties outlined in the Liquidating Trust Agreement, which may include but are not limited to:

(i)	Administration of Liquidating Trust Assets, including selling or liquidating assets;

(ii)	Making distributions as contemplated under the Plan of Reorganization;

(iii)	Conducting an analysis of Administrative Claims, Priority Tax Claims, Other Priority Claims, Secured Claims, General Unsecured Claims, Noteholders’ Securities Claims, Shareholders’ Securities Claims and Equity Interests, and prosecuting objections thereto or settling or otherwise compromising such Claims if necessary and appropriate;

(iv)	Facilitating the prosecution or settlement of objections to or estimations of Claims asserted against the Liquidating Trust or the Liquidating Trust Assets;

(v)	If requested, filing all required tax and information returns for the Liquidating Trust as a grantor trust pursuant to Treas. Reg. §1.671-4(a) and making all tax elections for and on behalf of the Liquidating Trust;

(vi)	Undertaking all administrative functions remaining in the Chapter 11 Case, including the ultimate closing of the Chapter 11 Case and taking such actions as are necessary to wind down the Debtor, including, without limitation, filing tax returns and taking any actions necessary to dissolve the Debtor under Nevada law; and

(vii)	Performing other services as requested or directed by the Liquidation Trustee or the Liquidating Trust Advisory Board (the “Advisory Board”), and agreed to by A&M.

c.	Reporting. The A&M personnel providing services on this engagement (the “Engagement Personnel”) shall report to the Liquidating Trustee and, upon request, the Advisory Board.

d.	Employment by A&M. The Engagement Personnel will continue to be employed by A&M and while rendering services to the Liquidating Trustee will continue to work with other personnel at A&M in connection with other unrelated matters, which will not unduly interfere with services pursuant to this engagement.

e.	Projections; Reliance; Limitation of Duties. You understand that the services to be rendered by the Engagement Personnel may include the preparation of projections and other forward-looking statements, and that numerous factors can affect the actual results of the Liquidating Trust’s operations, which may materially and adversely differ from those projections and other forward-looking statements. In addition, the Engagement Personnel will be relying on information provided by ShengdaTech, Inc. or its affiliates, third parties, the Liquidating Trustee and/or members of the Advisory Board in the preparation of those projections and other forward-looking statements. Neither the Engagement Personnel nor A&M assumes responsibility for the selection of any proposals or strategic alternatives that they assist in formulating and presenting to the Advisory Board or the Liquidating Trustee.

f.	In connection with the services to be provided hereunder, from time to time A&M may utilize the services of employees of its affiliates as Engagement Personnel. Such affiliates are wholly owned by A&M’s parent company and employees.

2.	Compensation

a.	A&M will be paid by the Liquidating Trustee, solely from the assets of the Liquidating Trust in accordance with the terms of the Liquidating Trust Agreement, for the services of the Engagement Personnel at the following hourly billing rates set forth in Section 4.1 (b) of the Liquidating Trust Agreement. For those Engagement Personnel that are not listed in in the Liquidating Trust Agreement, the hourly rates will be the standard hourly billing rate for such personnel which are in the following ranges:

i. Managing Director $650 - $850

ii. Director $450 - $650

iii. Associate $350 - $450

iv. Analyst $250 - $350

Such rates shall be subject to adjustment annually at such time as A&M adjusts its rates generally.

b.	In addition, A&M will be reimbursed by the Liquidating Trustee, solely from the assets of the Liquidating Trust in accordance with the terms of the Liquidating Trust Agreement, for the reasonable out-of-pocket expenses of the Engagement Personnel incurred in connection with this assignment, such as travel, lodging, duplications, computer research, messenger and telephone charges.

c.	All fees and expenses due to A&M will be billed on a bi-weekly basis or, at A&M’s discretion, more frequently and shall be paid in accordance with Section 16.2(b) of the Liquidating Trust Agreement.

d.	A&M shall receive an advance payment retainer in the amount of $150,000, which shall be credited against any amounts due at the termination of this engagement and returned upon the satisfaction of all obligations hereunder.

3.	Term

This engagement will commence as of the date hereof and may be terminated by either party without cause by giving 10 days’ written notice to the other party. A&M normally does not withdraw from an engagement unless the client misrepresents or fails to disclose material facts, fails to pay fees or expenses, or makes it unethical or unreasonably difficult for A&M to continue to represent the client, or unless other just cause exists. In the event of any such termination, any fees and expenses due to A&M through the effective date of such termination shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination). The Advisory Board or Liquidating Trustee may immediately terminate A&M’s services hereunder at any time for Cause by giving written notice to A&M. Upon any such termination, the Liquidating Trust shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under paragraphs 7 and 8. For purposes of this Agreement, “Cause” shall mean if (i) any of the Engagement Personnel is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; (ii) any of the Engagement Personnel willfully disobeys a lawful direction of the Advisory Board; or (iii) a material breach of any of A&M’s material obligations under this Agreement which is not cured within 30 days of the Advisory Board’s or Liquidating Trustee’s written notice thereof to A&M describing in reasonable detail the nature of the alleged breach.

4.	No Audit, Duty to Update.

It is understood that Engagement Personnel and A&M are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body. They are entitled to rely on the accuracy and validity of the data disclosed to them or supplied to them by employees and representatives of the Liquidating Trust. The Engagement Personnel and A&M are under no obligation to update data submitted to them or review any other areas unless specifically requested by the Liquidating Trustee or Advisory Board to do so.

5.	No Third Party Beneficiary.

The Liquidating Trust acknowledges that all advice (written or oral) given by A&M or the Engagement Personnel to the Liquidating Trust, the Liquidating Trustee and/or the Advisory Board in connection with this engagement is intended solely for the benefit and use of the Liquidating Trust and the Liquidating Trustee in considering the matters to which this engagement relates. The Liquidating Trustee and the Advisory Board agree that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M’s prior approval (which shall not be unreasonably withheld), except as required by law.

6.	Conflicts.

A&M is not currently aware of any relationship that would create a conflict of interest with the Liquidating Trust, the Liquidating Trustee or those parties-in-interest of which you have made us aware except that, as you are aware, the Liquidating Trustee is a Managing Director with A&M. Because A&M is a consulting firm that serves clients on an international basis in numerous cases, both in and out of court, it is possible that A&M may have rendered or will render services to or have business associations with other entities or people which had or have or may have relationships with the Liquidating Trust, including creditors of the Liquidating Trust or holders of beneficial interests in the Liquidating Trust. In the event you accept the terms of this engagement, A&M will not represent, and A&M has not represented, the interests of any such entities or people in connection with this matter.

7.	Confidentiality / Non-Solicitation.

The Engagement Personnel and A&M shall keep as confidential all non-public information received from the Liquidating Trust, the Liquidating Trustee or the Advisory Board in conjunction with this engagement, except (i) as requested by the Liquidating Trust, the Liquidating Trustee or the Advisory Board; (ii) as required by legal proceedings or (iii) as reasonably required in the performance of this engagement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision.

8.	Indemnification and Limitations on Liability.

As financial advisors and professionals to the Liquidating Trustee, A&M and the Engagement Personnel shall be entitled to all of the benefits of the Liquidating Trust Protected Parties under the Liquidating Trust Agreement, including but not limited to the indemnification and exculpation provisions contained therein.

9.	Miscellaneous.

This Agreement shall be: (a) governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter thereof; and (c) may not be amended or modified except in writing executed by each of the signatories hereto. The Liquidating Trust, the Liquidating Trustee and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the performance or non-performance of the Liquidating Trust or A&M hereunder. The Liquidating Trust, the Liquidating Trustee and A&M agree that the Bankruptcy Court having jurisdiction over ShengdaTech, Inc.’s Chapter 11 case (or any case into which it may be converted) shall have exclusive jurisdiction over any and all matters arising under or in connection with their obligations hereunder. To the extent that the Bankruptcy Court does not have jurisdiction, the federal courts in the State of New York shall have jurisdiction over any such disputes. Notwithstanding anything herein to the contrary, A&M may reference or list the Liquidating Trust’s name and/or a general description of the services in A&M’s marketing materials, including, without limitation, on A&M’s website.

The obligations of Michael Kang set forth herein are solely in his capacity as Liquidating Trustee and not in his personal capacity.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

Alvarez & Marsal North America, LLC

By:
Bill Kosturos
Managing Director

Accepted and Agreed:

ShengdaTech Liquidating Trust

By:
Michael D. Kang, solely in his capacity
as Trustee of the ShengdaTech Liquidating Trust

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